Exhibit 10.3
Amendment
The McGraw-Hill Companies, Inc. 1993 Employee Stock Incentive Plan, as
Amended and Restated as of December 6, 2006 (the “Plan”)
     Effective as of January 1, 2010, The McGraw-Hill Companies, Inc. 1993 Employee Stock Incentive Plan, as Amended and Restated as of December 6, 2006 (the “Plan”), unless otherwise provided, be and hereby amended as set forth below:
Section 2. Administration. Section 2(c) is hereby added to the Plan immediately following the existing Section 2(b), as follows:
“(c) Subject to the applicable listing requirements of the New York Stock Exchange, the Committee may, but need not, from time to time delegate some or all of its authority under the Plan to one or more members of the Committee or to one or more officers of the Company; provided, that the Committee may not delegate its authority under Section 2(b) or its authority to make Qualifying Awards or Awards to participants who are delegated authority hereunder or who are subject to the reporting rules under Section 16(a) of the Exchange Act at the time the Award is made. Any delegation hereunder shall be subject to the restrictions and limits that the Committee specifies at the time of such delegation or thereafter. Nothing in the Plan shall be construed as obligating the Committee to delegate any authority to any person or persons hereunder. The Committee may, at any time, rescind any delegation hereunder and any person or persons who are delegated authority hereunder shall, at all times, serve or perform in such capacity at the pleasure of the Committee. Any action undertaken by any person or persons in accordance with a delegation hereunder shall have the same force and effect as if undertaken directly by the Committee, and any reference in the Plan to the Committee shall, to the extent consistent with the terms and limitations of such delegation, be deemed to include a reference to such person or persons.”
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Except as set forth herein, the Plan remains in full force and effect.